RETROACTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") dated December 31, 2014 is effective as of the 1st day of January, 2014 by and between Alkame Holdings, Inc., a Nevada corporation (together with its successors and assigns referred to herein as the "Corporation"), and Robert K. Eakle, 3651 Lindell Rd, Suite D356, Las Vegas, NV 89103 (the "Executive").

W I T N E S E T H:

WHEREAS, the Corporation desires to recognize the employment of Executive as the Chief Executive Officer for 2014 under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

WHEREAS, Executive desires to be employed by the Corporation and has requested that the Corporation retroactively apply the terms and conditions hereinafter provided for 2014 and, in exchange, Executive will agree to enter into a new employment agreement that will govern the parties’ relationship for 2015 through 2017;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1.	EMPLOYMENT, DUTIES AND ACCEPTANCE.

1.1	SERVICES. The Corporation hereby employs Executive, for the Term (as hereinafter defined in Section 2 hereof), to render services to the business and affairs of the Corporation in connection therewith, and shall perform such duties as directed by the Board of Directors of the Corporation from time to time, in their reasonable discretion, and shall perform such other duties as shall be consistent with the responsibilities of such office (collectively the "Services"). Executive shall use his best efforts, skill and abilities to promote the interests of the Corporation and its subsidiaries.

1.2	ACCEPTANCE. Executive hereby accepts such employment and agrees to render the Services.

1.3	REPRESENTATIONS OF THE EXECUTIVE. The Executive represents and warrants to the Corporation that his execution and delivery of this Agreement, his performance of the Services hereunder and the observance of his other obligations contemplated hereby will not (i) violate any provisions of or require the consent or approval of any party to any agreement, letter of intent or other document to which he is a party or (ii) violate or conflict with any arbitration award, judgment or decree or other restriction of any kind to or by which he is subject or bound.

2.	TERM OF EMPLOYMENT.

The term of Executive's employment under this Agreement (the "Term") shall commence on January 1, 2014 and shall terminate on December 31, 2014.

3.	BASE SALARY AND EXPENSE REIMBURSEMENT.

3.1	BASE SALARY. During the Term, as full compensation for the Services, the Corporation agrees to pay Executive a minimum base salary ("Base Salary") at the annual rate of $120,000 for the period from January 1, 2014 through December 31, 2014. Such Base Salary shall be subject to withholding and other applicable taxes, payable during the term of this Agreement in accordance with the Corporation's customary payment practices.

3.2	BUSINESS EXPENSE REIMBURSEMENT. Upon submission to, and approval by an officer of the Corporation designated by the Board of Directors of the Corporation, of a statement of expenses, reports, vouchers or other supporting information, which approval shall be granted or withheld based on the Corporation's policies in effect at such time, the Corporation shall promptly reimburse Executive for all reasonable business expenses actually incurred or paid by him during the Term or renewals thereof in the performance of the Services, including, but not limited to, expenses for entertainment, travel and similar items.

4.	INDEMNIFICATION.

The Corporation shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the law of its state of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Corporation or any subsidiary thereof. Such expenses and liabilities shall include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board if such action is brought against the Executive in his capacity as a director or officer of the Corporation or any subsidiary thereof. The Corporation shall, upon the request of the Executive, advance to the Executive such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Executive in connection with any suit or proceeding in which the Executive may be involved by reason of his being or having been a director or officer of the Corporation or of any subsidiary thereof. Such indemnity and advance of expenses, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

5.	RIGHT OF CONVERSION

If the Corporation is unable to pay any portion of its cash compensation as required by Section 3 hereof when due because of insufficient liquidity, then (i) the Corporation shall inform Executive; and (ii) Executive shall, in his sole discretion, be entitled at any time to convert such cash compensation, or any portion thereof, into shares of the Corporation’s Common Stock or Series B Preferred Stock, as he may choose. The number of shares shall be determined by using the closing price of the Corporation’s Common Stock on the trading day preceding the date of conversion.

6.	ARBITRATION.

Any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Employment Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Las Vegas, Nevada pursuant to the rules then applying of the American Arbitration Association. The arbitrators shall consist of one representative selected by the Corporation, one representative selected by the Executive and one representative selected by the first two arbitrators The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Should either the Corporation or the Executive fail to appoint an arbitrator as required by this Section 12 within thirty (30) days after receiving written notice from the other party to do so, the arbitrator appointed by the other party shall act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Employment Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

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7.	NOTICES.

All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by mail first-class, postage prepaid, by registered or certified mail shall be deemed to have been given on the date sent), to the parties at their respective addresses herein set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Copies of all notices shall be sent to the addresses described in the recitals unless noticed in writing of a change.

If to Company:	If to Employee:
Alkame Holdings, Inc.	Robert K. Eakle
3651 Lindell Rd., Suite D356	3651 Lindell Rd, Suite D356
Las Vegas, NV 89103	Las Vegas, NV 89103

8.	GENERAL.

8.1	GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Nevada applicable to agreements made and to be performed entirely in Nevada.

8.2	CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.3	ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation promise or inducement not so set forth.

8.4	SEVERABILITY. If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

8.5	WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

8.6	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

8.7	ASSIGNABILITY. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets; provided, however, that any such assignment shall not release the Corporation from its obligations hereunder. This Agreement shall inure to the benefit of, and be binding upon, the Executive and his executors, administrators, heirs and legal representatives.

8.8	AMENDMENT. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST: COMPANY	EXECUTIVE
By: /s/ Robert K. Eakle	By: /s/ Robert K. Eakle
Name: Robert K. Eakle	Name: Robert K Eakle
Title: Chief Executive Officer

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